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                                   EXHIBIT 3.6






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                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                             ONASCO COMPANIES, INC.

     Pursuant to the provisions of Section 16-10a-1006 of the Utah Business Corporation Act, the undersigned corporation hereby adopts the following Articles of Amendment to its Articles of Incorporation.

                                   ARTICLE ONE

     The name of the corporation is Onasco Companies, Inc.

                                   ARTICLE TWO

     The corporation's Articles of Incorporation are hereby amended by adding an
Article XVII and an Article XVIII to such Articles of Incorporation, the text of which additional articles is set forth in full below:

                                  "ARTICLE XVII

     Effective as of 9:00 A.M. Central Time on September 15, 1992 (the "Effective Time"), all of the outstanding common stock, par value $0.001 per share, of the Corporation is hereby reclassified and combined so that, at the Effective Time, each outstanding share of common stock shall become one twentieth of a share of new common stock ("Reconstituted Common Stock"). Following the Effective Time, the holders of issued and outstanding shares of common stock of the Corporation outstanding prior to the Effective Time shall cease to be holders of such shares and shall be issued one share of Reconstituted Common Stock for each 20 shares of common stock previously held. Following the Effective Time, each share of common stock outstanding prior to the Effective Time shall be deemed for all purposes to represent one twentieth of a share of Reconstituted Common Stock, and each certificate representing shares of common stock outstanding prior to the Effective Time shall be deemed to represent a number of shares of Reconstituted Common Stock which is equal to one twentieth of the number of shares of common stock previously represented by such certificate. No fractional shares or scrip shall be issued upon such reclassification and combination. In lieu of the issuance of fractional shares or scrip, any shareholder that would receive less than a full share of Reconstituted Common Stock as a result of such transaction shall be issued one additional share of Reconstituted Common Stock. In addition, following the Effective Time, the par value of shares of the Corporation's common stock shall remain at $0.001 per share and the Corporation shall continue to have authority to issue an aggregate of 50,000,000 shares in the manner specified in Article IV hereof.


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                                  ARTICLE XVIII


     Except as otherwise expressly provided by the Utah Business Corporation Act, any action which may be taken at any annual or special meeting of the shareholders of the Corporation may be taken without a meeting and without prior notice, if one or more consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares of the Corporation entitled to vote thereon were present and voted."

                                  ARTICLE THREE

     Following the reclassification and combination described in ARTICLE XVII above, the corporation will issue in the name of each holder of record of outstanding shares of common stock of the corporation, certificates representing the number of shares of Reconstituted Common Stock which such shareholder shall be entitled to receive as a result of the reclassification and combination. The corporation will deliver certificates representing such shares of Reconstituted Common Stock to each shareholder upon the surrender to the corporation for cancellation of the stock certificates representing such holder's shares that were outstanding prior to such reclassification and combination.

                                  ARTICLE FOUR

     The foregoing amendments to the Articles of Incorporation were duly adopted by the shareholders of the corporation on September 1, 1992 in accordance with
Section 16-10a-1003 of the Utah Business Corporation Act. The number of shares of the corporation outstanding at the time of such adoption was 20,259,987 shares of Common Stock, all of which were entitled to vote on the amendments.

                                  ARTICLE FIVE

     The designation and number of outstanding shares of each class of the corporation entitled to vote on the amendments as a class were as follows:

                 Class                             Number of Shares
                 -----                             ----------------
                 Common                               20,259,987


                                   ARTICLE SIX

     Holders of a total of 14,800,000 shares of Common Stock were present and voted at the meeting. The number of shares voted for such amendments was 14,800,000 shares of Common Stock. No shares were voted against the amendments.


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     IN WITNESS WHEREOF, the undersigned President of the corporation, having been duly authorized, has executed these Articles of Amendment this 10th day of September, 1992.


                         Onasco Companies, Inc.

                         By:  /s/ Robert C. Bohannon Ph.D, President
                              ---------------------------------------
                              Robert C. Bohannon
                              President



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